                                                                  EXHIBIT 4.2(c)

                      SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of April 9, 1996 (this "Second Amendment") amends the Credit Agreement dated as of October 7, 1994 (as heretofore amended, the "Credit Agreement") among THE MUSICLAND GROUP, INC. (the "Borrower"), MUSICLAND STORES CORPORATION ("MSC"), various banks (the "Banks") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (in such capacity, the "Agent"). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

     WHEREAS, the Borrower, MSC, the Banks and the Agent have entered into the Credit Agreement; and

     WHEREAS, the parties hereto desire to amend the Credit Agreement as hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1 AMENDMENTS. Effective on (and subject to the occurrence of the Second Amendment Effective Date (as defined below), the Credit Agreement shall be amended in accordance with Sections 1. 1 through 1.11 below:

     1.1  AMENDMENTS TO DEFINITIONS. Section 1.1 shall be amended by:

     (a) Amending the definitions of "Aggregate Available Commitment", "Capital Expenditure", "CD Reference Banks", "Consolidated Net Worth", "Debt", "EBITDA", "Eligible Inventory Limit", "Euro-Dollar Reference Banks", "Net Income" and "Trademark Subsidiary" in their entireties to read as follows:

          "Aggregate Available Commitment" means at any time the lesser of
     (i) the aggregate amount of the Commitments of all Banks, (ii) the Eligible Inventory Limit and (iii) with respect to the period from March 29, 1996 through September 10, 1996, $325,000,000.

          "Capital Expenditure" means, with respect to any Person, any expense or liability (including liabilities under Capital Leases) incurred or expenditure made which, in accordance with generally accepted accounting principles, is required to be capitalized on such Person's balance sheet.

          "CD Reference Banks" means Bank of Tokyo Mitsubishi, Ltd., National Westminster Bank Plc and Morgan Guaranty Trust Company of New York.

          "Consolidated Net Worth" means, at any time, the consolidated stockholder's equity of MSC and its Consolidated Subsidiaries (calculated without giving effect to up to $35,000,000 of the 1996 Restructuring Charge) plus Preferred Stock (excluding any Preferred Stock which is required to be redeemed, in whole or in part, at any time prior to the date which is 91 days after the Termination Date).

          "Debt" of any Person means at any date, without duplication,
     (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, other than (x) trade accounts payable arising in the ordinary course of business which do not bear interest, which are payable in accordance with their original terms or as may be extended in accordance with such Person's customary business practices as of the date of this Agreement, and which in no event are more than 30 days past the due date therefor and (y) trade accounts payable of such Person which are subject to a bona fide dispute between such Person and the Person claiming payment, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vi) all Debt of others Guaranteed by such Person.

          "EBITDA" means, for any period, Net Income for such period PLUS to the extent deducted in determining such Net Income, depreciation and amortization expense, interest on Debt, and all Federal, state or foreign income taxes PLUS any excess of Rent Expense over actual cash payments for rent or MINUS any excess of actual cash payments for rent over Rent Expense.

          "Eligible Inventory Limit" means, as of any date, the lesser of
     (a) the amount of Debt (as defined in the Senior Subordinated Indenture) permitted to be incurred by the Borrower and its Subsidiaries pursuant to
     Section 3.8(a)(i) (and, to the extent applicable, Section 3.8(a)(vii)) of the Senior Subordinated Indenture and (b) an amount equal to the percentage set forth below for such date of Eligible Inventory as of the last day of the most recent fiscal month for which the Borrower has delivered to the Agent an Eligible Inventory Certificate:

               (i) during the fiscal months of May, June, July, August, September and October, 60%; and

               (ii) during the fiscal months of March and April of each of 1996 and 1997, 55%; and

               (iii)  during all other fiscal months, 50%;

     PROVIDED that at any time the Status is Level II Status or above, the "Eligible Inventory Limit" shall be determined solely by reference to clause (a) above.

          "Euro-Dollar Reference Banks" means the principal London offices of The Bank of Nova Scotia, Bank of Tokyo - Mitsubishi, Ltd., National Westminster Bank plc and Morgan Guaranty Trust Company of New York.

          "Net Income" means for any period the net income of MSC and its Consolidated Subsidiaries on a consolidated basis for such period minus all dividends paid on Preferred Stock; PROVIDED that, in calculating such net income, there shall be excluded (A) any net gains or net losses on the sale or other disposition, not in the ordinary course of business, of Investments and other capital assets, together with any related charges for, reduction of or provisions for taxes thereon; (B) net gains arising from the collection of the proceeds of insurance policies; (C) any income or loss from any Subsidiary that is not a Consolidated Subsidiary;
     (D) any net gains or net losses resulting from the defeasance of Debt;
     (E) earnings from discontinued businesses; (F) up to $35,000,000 of the 1996 Restructuring Charge; (G) any adjustment of intangible assets pursuant to the application of Financial Accounting Standards Board Statement No. 121; and (H) any other extraordinary gains or losses.

          "Trademark Subsidiary" means TMG-U.K. Delaware, Inc., a Delaware corporation formerly known as MSC Trade Names, Inc.

     (b) Adding the following definitions, each in the appropriate alphabetical position:

          "Consolidated Tangible Net Worth" means, at any time, Consolidated Net Worth less the value of all goodwill, patents, trademarks, copyrights, licenses, franchises and other intangible assets of MSC and its Consolidated Subsidiaries.

          "Debt and Trade Payables to Eligible Inventory Ratio" means, at any time, the ratio of (a) (x) the sum (without duplication) of the Outstanding Credit Extensions PLUS the outstanding principal amount of all Debt of MSC and its Subsidiaries that has a maturity at such time of less than one year (including any Debt that is payable on demand or, at the option of the obligor thereof in its sole discretion, in less than one year) " all trade accounts payable of MSC and its Subsidiaries less (y) the amount of all cash on deposit in Borrower's concentration account and, to the extent it is to be promptly transferred in the ordinary course of business to the Borrower's concentration account, in all other demand deposit accounts of the Borrower and its Subsidiaries to (b) Eligible Inventory.

          "1996 Restructuring Charge" means liabilities recorded on the books of MSC in the first quarter of 1996 in connection with facility closings, for termination of employees and other related costs.

          "Net Securities Proceeds" means, relative to the sale by any Person of any debt or equity securities, all gross cash proceeds received by such Person from such sale or issuance, net of all reasonable underwriting commissions, private placement fees, investment banking and accounting fees and disbursements actually paid in connection with such sale or issuance.

     (c)  Deleting the definition of "Cash Flow to Debt Ratio".

     1.2  AMENDMENT TO SECTION 2.8. Section 2.8 shall be amended by
(i) replacing the definition of "London Interbank Offered Rate" in
Section 2.8(c) with the following:

     The "London Interbank Offered Rate, applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of it) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks (excluding, if there are three or more rates so quoted, the highest and lowest rates quoted) in the London interbank market at approximately 1 1:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

and (ii) replacing the second sentence in Section 2.8(g) with the following:

     If any Reference Bank does not furnish a timely quotation, the Agent shall (subject to the definition of "London Interbank Offered Rate") determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.1 shall apply.

     1.3 AMENDMENT TO SECTION 5.7. Section 5.7 shall be amended in its entirety to read as follows:

     SECTION 5.7. FIXED CHARGE COVERAGE RATIO. MSC will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to be less than the ratio set forth for such period:

        (a)  1.1 to 1.0 for the period from January 1, 1996 to March 31, 1996;

        (b)  1.05 to 1.0 for the period from April 1, 1996 to June 30, 1996;

        (c)  0.95 to 1.0 for the period from July 1, 1996 to September 30, 1996;

        (d)  1.15 to 1.0 for the period from October 1, 1996 to December 31,
             1996;

        (e) 1.15 to 1.0 for the period from January 1, 1997 to September 30, 1997-1

        (f)  1.25 to 1.0 for the period from October 1, 1997 to December 31,
             1997;

        (g) 1.40 to 1.0 for the period from January 1, 1998 to December 31, 1998; and

        (h)  1.45 to 1.0 for the period on and after January 1, 1999.

     1.4 AMENDMENT TO SECTION 5.8. Section 5.8 shall be amended in its entirety to read as follows:

     SECTION 5.8. CONSOLIDATED TANGIBLE NET WORTH. MSC will not permit Consolidated Tangible Net Worth at any time to be less than the sum of

          (a) with respect to any period or date set forth below, the amount set forth across from such period or date

                 PERIOD OR DATE                AMOUNT
                 --------------                ------
                 3/31/96 - 12/30/96          $50,000,000
                 12/31/96                    $80,000,000
                 1/1/97 - 12/30/97           $50,000,000
                 12/31/97                    $80,000,000
                 1/1/98 - 12/30/98           $65,000,000
                 12/31/98 and thereafter     $80,000,000

     PLUS (b) 50 percent of the Net Securities Proceeds received by MSC on or after December 31, 1995 from issuance of its Capital Stock or any rights in respect thereof PLUS (c) 50 percent of the Net Income for each fiscal year of MSC ending on or after December 31, 1996 (excluding any fiscal year in which there is a loss) (PROVIDED that this clause (c) shall be deemed to be zero during the period from January 1 to September 30 of each of 1996, 1997 and 1998) PLUS (d) 50 percent of any excess of (x) the Net Securities Proceeds received by the Borrower or any Wholly--olly-Owned Subsidiary of the Borrower from the sale or other disposition of the Capital Stock of any Subsidiary over (y) the book value of such Capital Stock, without giving effect to any writeup or writedown of such book value after March 29, 1996.

          For purposes of computing changes in MSC's Consolidated Tangible Net Worth resulting from any consolidated after-tax net income or loss for any period other than a full fiscal year, MSC's tax liability or tax benefit for such period shall be computed using an effective combined federal, state and local income tax rate of 42% on the consolidated net income or loss of MSC through such date in lieu of the tax liability or tax benefit prescribed by GAAP.

     1.5 AMENDMENT TO SECTION 5.9. Section 5.9 shall be amended in its entirety to read as follows:

     SECTION 5.9. DEBT TO TOTAL CAPITALIZATION RATIO. MSC will not permit the ratio of (a) the consolidated Debt of MSC and its Consolidated Subsidiaries to (b) the sum of (i) the consolidated Debt of MSC and its Consolidated Subsidiaries plus (ii) Consolidated Net Worth as of the last day of any fiscal quarter ending during any of the periods set forth below to be greater than the ratio set forth for such period:

        (a)  .76 to 1.0 for the period from January 1, 1996 to June 30, 1996;

        (b)  .78 to 1.0 for the period from July 1, 1996 to September 30, 1996;

        (c)  .48 to 1.0 for the period from October 1, 1996 to December 31,
             1996;

        (d) .76 to 1.0 for the period from January 1, 1997 to September 30, 1997;

        (e)  .48 to 1.0 for the period from October 1, 1997 to December 31,
             1997;

        (f)  .76 to 1.0 for the period from January 1, 1998 to  September 30,
             1998;

        (g)  .48 to 1.0 for the period from October 1, 1998 to December 31,
             1998;

        (h) .76 to 1.0 for the period from January 1, 1999 to September 30, 1999; and

        (i)  .48 to 1.0 thereafter.

     1.6 AMENDMENT TO SECTION 5.1 1. Clause (h) of Section 5.11 shall be amended in its entirety to read as follows:

          (h) other unsecured Debt of the Borrower and its Subsidiaries; PROVIDED that the aggregate amount of all such Debt plus all Preferred Stock shall not at any time exceed the sum of $50,000,000; PROVIDED, further, that the maximum amount of all Debt permitted by this clause (h) (the "Maximum Permitted Debt") which constitutes Senior Debt will not at any time exceed (i) if the current Status is Level I Status, 50% of the Maximum Permitted Debt and (ii) if the current Status is below Level I Status, the lesser of (x) 50% of the Maximum Permitted Debt and (y) the sum of 25% of the Maximum Permitted Debt plus the maximum amount of Synthetic Lease Obligations which the Borrower and its Subsidiaries could then incur without violating Section 5.12 below (it being understood that all other Debt permitted by this clause (h) shall be Subordinated Debt).

     1.7  AMENDMENT TO SECTION 5.14. Section 5.14 shall be amended by
(i) deleting the words "the sum of $10,000,000 plus 5% of Consolidated Net Worth" in clause (c) of Section 5.14 and inserting in lieu thereof "$20,000,000", (ii) deleting the words "the sum of $10,000,000 plus 5% of Consolidated Net Worth" in clause (g) of Section 5.14 and inserting in lieu thereof "$15,000,000" and (iii) deleting "$10,000,000" from the last paragraph of Section 5.14 and inserting in lieu thereof "$2,000,000."

     1.8 AMENDMENT TO SECTION 5.16. Section 5.16 shall be amended in its entirety to read as follows:

     SECTION 5.16 CAPITAL EXPENDITURES. MSC will not, and will not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries) to, make any Capital Expenditure. The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditure in any fiscal year of MSC in excess, in the aggregate for the Borrower and its Subsidiaries, of the sum of the Base Amount for such fiscal year plus the Excess Amount, if any, for such fiscal year plus the Carryover Amount, if any, for such fiscal year.

          "Base Amount" means, for any fiscal year:

          (a) Prior to any adjustment pursuant to paragraphs (b) and (c) below, the amount set forth below for such fiscal year-.

                FISCAL YEAR ENDED         BASE AMOUNT
                -----------------         -----------
                    12/31/96              $25,000,000
                    12/31/97              $25,000,000
                    12/31/98              $30,000,000
                    12/31/99              $35,000,000.

          (b) To the extent the Borrower or any of its Subsidiaries receives any cash benefit such as construction allowances, rent abatements, contributions to capital or similar items for tenant improvement work, the Base Amount for the fiscal year in which such cash benefits are received shall be increased by the amount of such cash benefits to the extent such amount had previously been recorded as Capital Expenditures.

          (c) If the Borrower or any of its Subsidiaries disposes of any asset pursuant to a sale-leaseback transaction which occurs within one year of the date of the acquisition of such asset and results in the Borrower or such Subsidiary being the lessee of such asset pursuant to an Operating Lease, the Base Amount for the fiscal year in which such sale-leaseback transaction occurs shall be increased by the lesser of (x) the net cash proceeds received by the Borrower or such Subsidiary pursuant to such sale-leaseback transaction and (y) the amount of the Capital Expenditure incurred in connection with the acquisition of such asset.

          "Excess Amount" means, for any fiscal year, an amount equal to 75% of the net proceeds of issuance of Capital Stock of MSC during such fiscal year (but only to the extent MSC invests such proceeds in the Borrower).

          "Carryover Amount" means, for any fiscal year after 1996, 75% of the amount, if any, by which (a) the maximum amount of Capital Expenditures which the Borrower and its Subsidiaries could have made in the prior fiscal year exceeded (b) the actual Capital Expenditures by the Borrower and its Subsidiaries during such prior fiscal year.

     1.9 AMENDMENT TO SECTION 5.17. Clause (g) of Section 5.17 shall be amended in its entirety to read as follows:

          (g) in the case of the Borrower, any Investment not otherwise permitted by this Section if, immediately before and after such Investment is made or acquired, (i) no Default has occurred and is continuing and (ii) the aggregate amount of all Investments (determined without giving effect to any write-off or write-down of any Investment after the Effective Date) permitted by this clause (g) does not exceed $50,000,000.

     1.10 ADDITION OF NEW SECTIONS 5.23 AND 5.24. The following Sections 5.23 and 5.24 shall be added to the Credit Agreement:

     SECTION 5.23. DEBT AND TRADE PAYABLES TO ELIGIBLE INVENTORY RATIO. MSC will not permit the Debt and Trade Payables to Eligible Inventory Ratio on each date set forth below to be greater than the ratio set forth below across from such date:

                 DATE                                          RATIO
                 ----                                        ---------
                 12/31/96, 1/31/97, 2/28/97,                 1.10 to 1
                   3/31/97 and 1996 Clean-down Date
                 Last day of each month beginning            1.15 to 1
                   4/30/97 and ending 11/30/97
                 12/31/97 and 1997 Clean-down Date           1.00 to 1
                 3/31/98                                     1.05 to 1
                 6/30/98 and 9/30/98                         1.10 to 1
                 12/31/98 and 1998 Clean-down Date            .95 to 1
                 3/31/99                                     1.00 to 1
                 6/30/99 and 9/30/99                         1.05 to 1

          For purposes of the foregoing, the 1996 Clean-down Date, 1997 Clean-down Date and 1998 Clean-down Date shall be the date specified by the Borrower as the date on which the Borrower is in compliance with Section
     5.24 for the periods beginning December 15, 1996, December 15, 1997 and December 15, 1998, respectively.

     SECTION 5.24. CLEAN-DOWN OF LOANS. The Borrower agrees to cause the aggregate outstanding principal amount of the Loans for one Domestic Business Day, during the period from December 15 in each year set forth below to January 15 (or, in the case of the period beginning December 15, 1996, February 15) in the immediately succeeding year, to be equal to or less than the amount set forth opposite such year below:

                 YEAR                        AMOUNT
                 ----                     ------------
                 1996                      $25,000,000
                 each year thereafter               $0.

     1.11 PRICING SCHEDULE. The Pricing Schedule shall be amended in its entirety to read as set forth on SCHEDULE I hereto.

     SECTION 2 REPRESENTATIONS AND WARRANTIES. The Borrower and MSC represent and warrant to the Agent and the Banks that (a) except to the extent disclosed in annual and quarterly filings filed by MSC or the Borrower with the Securities and Exchange Commission since October 7, 1994, each representation and warranty set forth in Section 4 of the Credit Agreement is true and correct as of the date of the execution and delivery of this Second Amendment by the Borrower and MSC (and assuming the effectiveness hereof, with the same effect as if made on such date; (b) the execution and delivery by the Borrower and MSC of this Second Amendment and the performance by the Borrower and MSC of their respective obligations under the Credit Agreement, as amended hereby (as so amended, the "Amended Credit Agreement"), (i) are within the corporate powers of the Borrower and MSC, (ii) have been duly authorized by all necessary corporate action on the part of the Borrower and MSC, (iii) have received all necessary governmental and regulatory approval and (iv) do not and will not contravene or conflict with, or result in or require the creation or imposition of any Lien under, any provision of Applicable Law or of the respective certificate of incorporation or by-laws of the Borrower or MSC or of any agreement, instrument, order or decree which is binding upon the Borrower or MSC; and (c) the Amended Credit Agreement is the legal, valid and binding obligation of each of the Borrower and MSC, enforceable against the Borrower and MSC in accordance with its terms.

     SECTION 3 EFFECTIVENESS. The amendments set forth in SECTION 1 above shall become effective on such date (the "Second Amendment Effective Date") when the Agent shall have received

          (i) counterparts of this Second Amendment executed by the Borrower, MSC and the Required Banks (it being understood that, in the case of any Bank, the Agent may rely upon facsimile confirmation of the execution of a counterpart hereof by such Bank for purposes of determining the effectiveness hereof.

          (ii) for the account of each Bank, an amendment fee equal to 0.25% of such Bank's Commitment (it being understood that the Agent shall distribute the applicable fee to each Bank promptly upon receipt thereof;

          (iii) an opinion of Linda Alsid Ruehle, Assistant General Counsel of the Borrower, substantially in the form of Exhibit A hereto; and

          (iv) all documents the Agent may reasonably request relating to the existence of the Borrower and the other Loan Parties, the corporate authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

     SECTION 4 MISCELLANEOUS.

     4.1 CONTINUING EFFECTIVENESS, ETC. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the Second Amendment Effective Date, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement", "Agreement" or similar terms shall refer to the Amended Credit Agreement.

     4.2 COUNTERPARTS. This Second Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Second Amendment.

     4.3 GOVERNING LAW. This Second Amendment shall be a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     4.4 SUCCESSORS AND ASSIGNS. This Second Amendment shall be binding upon the Borrower, MSC, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, MSC, the Banks and the Agent and the respective successors and assigns of the Banks and the Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                       THE MUSICLAND GROUP, INC.

                                       By
                                       Title:


                                       MUSICLAND STORES CORPORATION

                                       By
                                       Title:

                                       MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                                       By
                                       Title:


                                       FIRST BANK NATIONAL ASSOCIATION

                                       By
                                       Title:


                                       THE INDUSTRIAL BANK OF JAPAN, LIMITED

                                       By
                                       Title:


                                       BANK OF TOKYO - MITSUBISHI, LTD.

                                       By
                                       Title:


                                       NATIONAL WESTMINSTER BANK PLC

                                       By
                                       Title:


                                       NATIONAL WESTMINSTER BANK PLC
                                        NASSAU BRANCH

                                       By
                                       Title:


                                       NORWEST BANK MINNESOTA, N.A.

                                       By

                                       Title:


                                       THE BANK OF NOVA SCOTIA

                                       By
                                       Title:


                                       COMERICA BANK

                                       By
                                       Title:


                                       CREDIT AGRICOLE

                                       By
                                       Title:


                                       CREDIT LYONNAIS CAYMAN ISLAND BRANCH

                                       By
                                       Title:

                                       CREDIT LYONNAIS CHICAGO BRANCH

                                       By
                                       Title:


                                       FIRST INTERSTATE BANK OF CALIFORNIA

                                       By
                                       Title:


                                       THE FUJI BANK, LIMITED

                                       By
                                       Title:


                                       THE HOKKAIDO TAKUSHOKU BANK, LTD.,
                                        NEW YORK BRANCH

                                       By
                                       Title:


                                       THE LONG-TERM CREDIT BANK OF JAPAN, LTD.,
                                        CHICAGO BRANCH

                                       By
                                       Title:


                                       NBD BANK, N.A.

                                       By
                                       Title:


                                       PNC BANK, NATIONAL ASSOCIATION

                                       By
                                       Title:


                                       THE SAKURA BANK, LIMITED

                                       By
                                       Title:


                                       SHAWMUT BANK, N.A.

                                       By
                                       Title:

                                       SOCIETE GENERALE

                                       By
                                       Title:


                                       BANK AUSTRIA AKTIENGESELLSCHAFT

                                       By
                                       Title:


                                       MORGAN GUARANTY TRUST COMPANY OF
                                        NEWYORK, as Agent

                                       By
                                       Title: